Ghost Tequila


GHOST

Invest

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

Recommendations



George Lopez
Actor/Comedian

"I'm your new biggest fan Ghost Tequila. Beautiful...the ghost peppers smooth it out...it's the most non-tequila tasting tequila I've ever had. Congratulations. It really is great...I'm gonna see if we have it in my restaurant."



Kevin Ford
DJ of Multi Platinum Trio Cheat Codes

"Your tequila is fire. Stuff is fire. Dude this [expletive] seriously is my fav tequila. I love spicy [expletive] and this [expletive] is the best. Genius invention."



Steve Fechheimer
Chief Executive Officer at New Belgium Brewing

"Ghost Tequila is a perfect brand and spirit to capitalize on today's drink trends. I'm excited to be part of the spicy side of life!"

Testimonials



J Alfred Potter

Minneapolis, MN

"This is the best tequila I have ever had. I brought a bottle with me when I moved to Minnesota from New Orleans and now my roommates want more of the stuff."



Houston, TX

"I LOVE this tequila! It's my new go-to. I love drinking it with ginger beer. I haven't tried any other variations yet, but it's soooo good!"



Sean Thomas Matthews

Portland, Maine

"I was able to try Ghost Tequila yesterday for the first time. I will start off by saying I absolutely hate tequila. That being said, I loved this drink. I am going to be buying a bottle as soon as possible. Great flavor and a very long lasting aftertaste that made me crave it for the rest of the day. Bravo to the team who came up with this. If you like spicy things, this liquor is the one for you."



Victoria Denise

Birmingham, Alabama

"Tried a Paloma with Ghost Tequila and it was, by far, one of the best drinks I've had. I'm a fan of tequila but I especially love how this offers a different experience by having such a distinct flavor that enhances whatever you choose to add it to. I'm looking forward to trying it in different recipes!"

Introduction

Ghost is a 100% agave, premium blanco tequila with a splash of spice, amazing on its own and designed for perfect spicy margaritas. A top 53 tequila brand in two short years, Ghost was made for margarita aficionados, heat lovers, tequila novices and really, anyone looking to spice up their night.

Problem

The margarita continues to be the US' favorite cocktail - 60% of spirit drinkers had one in the last week. And while margaritas themselves can be considered an industry, with endless combinations, recipes and variants used, one style in particular has gained enormous traction as a top trending cocktail: the spicy margarita (just ask Adweek, CNBC, Vinepair or Eater, to name a few). As US consumer demand for hot and spicy food continues to grow, spicy margaritas are quickly becoming an industry in and of themselves.

> "I think what is driving [American's] thirst for spicy cocktails is the explosion of Mexican spirits."
> — Will Benedetto
> Cocktail Creator at In Good Company, via CNBC

Yet, despite the recent boom in popularity of spicy margaritas and other spicy cocktails, the creation process for bars and restaurants remains largely the same - that is, with no consistent methodology, recipes or call brands. And while no one is knocking experimentation (which admittedly led to our brand), this does present an issue for both the bar and the consumer. Bars invest unnecessary time and money to prepare these drinks, as they purchase peppers, measure, muddle, and try to achieve the same consistency with each drink (hint: it's nearly impossible). Consumers are in turn subjected to significant variability in terms of the spiciness of their drink - ranging from the undetectable to the downright overwhelming.

At home, consumers looking to make their own spicy margaritas or cocktails are left to figure it out for themselves, hoping to land on a decent recipe following a Google search. With no standard or go-to brand in mind, the same consistency issues they've likely encountered when sampling spicy margaritas at the bar become further amplified.


HOW NOT TO SPICY MARG
imgflip.com

Solution

We made Ghost Tequila with the goal of creating a tequila that could stand on its own (no lime, no salt) and also be the standard for spicy margaritas. The brainchild of a Boston-bartender, the idea for Ghost came from a locally popular tequila cocktail that incorporated a trace amount of spiciness and agave nectar. His drink - combining a touch of sweet and heat to offset the traditional tequila burn - was a local hit amongst tequila aficionados and novices alike. This small success indicated a huge market potential, and so Ghost was born.

As our first step in bringing Ghost to market, we partnered with the most awarded distillery in Mexico to produce the finest quality 100% agave tequila available. We then worked with a PHD chemist to achieve an approachable and consistent level of spice in each and every bottle, so that the same delicious spiciness encountered in a Boston pub would taste the exact same as a margarita made from home in San Diego.

The result was a completely unique taste experience that replaced the traditionally aggressive after-burn of tequila with a mellow heat; a tequila that would streamline the spicy margarita process for bars and render DIY spicy drinks at home a complete no-brainer. No more muddling, no more guesswork, no more scorched mouths.

Finally, to compliment this disruptive new product and the hustle that got it to market, we created a brand that celebrates service industry as well as any patron looking for a kick to the classics and an opportunity to embrace their spicy side.

Leveraging over $3M in seed investment from prominent angel investors, we turned an at-home experiment into a top 53 national tequila company, selling 5,000 cases in our second year of operation, with 90% of our volume coming from just 3 major markets (Massachusetts, Texas and Southern California). Empowered by a rockstar team of sales professionals, advisors and ambassadors, Ghost is now present in over 3,000 retail locations nationwide with new accounts added to our roster each day. Triple digit sales growth, industry-crushing reorder rates and consumer testimonials underscore the potential of a brand that has hardly scratched the surface.

Now, as part of a subsequent and broader investment raise needed to expand our national presence, we're starting a crowdfund campaign to bring GHOST to the masses. Said another way, you don't need to be a Clooney anymore to become a part of the next big tequila brand.


SPICY TEQUILA CALLS
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Market


THE OPPORTUNITY
HIGH GROWTH CATEGORY
Tequila is the fastest growing spirit category globally (Shanken).
The margarita is the #1 cocktail in the US; 60% of on-premise cocktail drinkers have 1 weekly. 4M made everyday (Nielsen).
The spicy margarita was the top trending drink in 2018 (CNBC).
US Tequila Sales (1,000 9L Cases)1
CATER TO EVOLVING TASTES
US demand for spicy food and drink have grown exponentially since 2007 (Kalsec).
90% of US consumers enjoy spicy food or beverages; one in four US consumers eats more spicy food than they did last year (Kalsec).
US Kalsec HeatSync Heat Index2
Product Launches with Hot and Spicy Flavors
SATSIFY UNMET NEEDS
One in every eight margaritas consumed on premise is made spicy (IWSR).
Spicy margaritas are almost always made from scratch; infusions can be inconsistent and costly in terms of labor and sourcing.
One in every eight margaritas ordered on-premise is made spicy3
1. Source: Consejo Regulador del Tequila 2. Source: Kalsec "Spicing up the Food Industry." 3. Source: IWSR Research 2017

Addressable Market Diagram

Overall Category Growth:

It should be no surprise that demand for Mexico's native spirit has been nothing short of insatiable. Exports of pure tequila from Mexico to the United States are up 198% in the past decade (source: Forbes). Just this past year, Tequila exports to the U.S. increased 7% to 20.4 million cases in 2018, according to recently released statistics from the Consejo Regulador del Tequila. The 100%-agave segment continues to drive growth, with its exports to the U.S. rising 15% last year to 11.7 million cases, accounting for over 57% of all Tequila shipments. As recently as 2010, 100%-agave shipments to the U.S. had only a 38% share of the category (Shanken).

And the buzz around the liquor, made the blue agave plant, doesn't appear to be slowing. Celebrities like George Clooney, Diddy, Justin Timberlake - even the Backstreet Boys - have jumped into the tequila-making business. And large companies like Diageo, Pernod Ricard and Constellation are eagerly snapping up tequila makers.

In April, rum giant Bacardi completed its acquisition of Patrón tequila in what was among the largest liquor deals in recent years. Bacardi had owned a 30% stake in Patrón Spirits International for nearly a decade, and decided to buy the remainder. Patrón was valued at $5.1 billion in the acquisition. Meanwhile, last year, Diageo agreed to pay up to $1 billion to buy the fast-growing tequila brand Casamigos, which was founded in 2013 by actor George Clooney and two other business partners.

Tequila's most popular format is none other than the Margarita, which was America's highest selling cocktail for the last two years in a row (source: Nielsen). In a relatively recent survey conducted by Nielsen, 51% of respondents ranked the Margarita as their favorite cocktail. The same survey found that 60% of on-premise spirit drinkers in the US had at least one. Approximately 1 million margaritas are made every day, and comprise a $4.0 billion dollar industry.

FUTURE VALUE AND EXIT

The shortage of robust, independent Tequila brands with a proven track record of sustainable cases is the major reason Tequila is one of the most sought after spirits.


Pernod Ricard
2012/4
$5,700/Case
Constellation Brands
2014
$3,300/Case
DIAGEO
2017
$11,000/Case
BACARDI
2018
$4,500/Case

In the next 4-5 years, we anticipate Ghost to sell at a significant multiple of current value and to reach over $250M in valuation.

Per Case Multiple (USD)	Current	Year 1	Year 2	Year 2	Year 4
$2,000 Per Case	$9,552,000	$24,540,000	$67,920,000	$150,120,000	$233,280,000
$3,000 Per Case	$14,328,000	$36,810,000	$101,880,000	$225,180,000	$349,920,000
$5,000 Per Case	$23,880,000	$61,350,000	$169,800,000	$375,300,000	$583,200,000
Average Value (USD)	$15,920,000	$40,900,000	$113,200,000	$250,200,000	$388,800,000

Precedent Tequila Transactions and Future Value and Exit

The Rise of Spicy

While there is plenty of opportunity and growth within the Tequila and margarita categories, there is also an undeniable amount of competition. However, our key product differentiator (clean, consistent and delicious spice) offers insulation from competitive pressure as we focus almost exclusively on being the number one Tequila for spicy margaritas and spicy Tequila cocktails. Our decision to infuse 100% agave tequila with spice was far from arbitrary, and in part was based on the observation of the growing prominence of hot and spicy foods in US culture. According to Kalsec, the world's foremost authority on spicy cuisine, 90% of US consumers enjoy hot and spicy food, with 1 in 4 consumers eating spicy foods more often than they did a year ago. As spiciness continues to play a dominant role in what we eat and drink, we too expect spicy margaritas to play an increasingly dominant role on cocktail menus nationwide. Already the favorite drink of Virginias in 2018, the spicy margarita has been mentioned by top publications as a top trending drink of the year (Adweek).


U.S.A.
EUROPE
90%
80%
90 PERCENT OF U.S. CONSUMERS AND 80 PERCENT OF EUROPEAN CONSUMERS ENJOY HOT AND SPICY FOODS.
U.S.A.
EUROPE
1 OUT OF 4 U.S. CONSUMERS AND 1 OUT OF 5 EUROPEAN CONSUMERS ARE EATING SPICY FOODS MORE OFTEN THAN THEY DID ONE YEAR AGO.

Ghost Tequila Growth Projections

The current white space in the market for a spicy margarita call brand signals a significant opportunity for us based on our flavor profile alone. Factoring in our branding, team, operational expertise and sales and marketing strategy, we expect to grow Ghost Tequila to a 100K case brand with 4 years.


PROJECTED GROWTH
WE ANTICIPATE CASE SALES EXCEEDING 100K 9L CASES IN 2022
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
384
1,955
148%
4,776
12,270
167%
33,960
177%
75,060
120%
116,640
55%
CY 2016 - Q1
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021
CY 2022

Competitive Landscape

The majority of major tequila players in market utilize a blanco, reposado and anejo model. Brands with this model occupy all price tiers from value ($15-25) to premium ($50-$75). No major tequila player operates with a single SKU or with their lead brand being a flavored/spicy variety - aside from Ghost Tequila.

Aside from Ghost, the only significant players in the 100% agave spicy tequila sub-category are house-infused spicy tequila, Tanteo Tequila, and one spicy offering from Dulce Vida Tequila. Given our price point, house-made spicy Tequila is our nearest in competitor, however, Ghost was designed specifically to replace this option as it provides greater consistency at scale for any bar serving spicy tequila cocktails.


COMPETITOR MAPPING
3+ VARIANT MODEL (BLANCO, REPOSADO, ANEJO)
750 mL BLANCO PRICE
$15
$25
$30
$40
$50
$75+
VALUE
SUPER PREMIUM
House-Infused Spicy Tequila
GHOST TEQUILA
TANTEO
SPICY

Business Model

Operating in The Three Tiered Model

Ghost Tequila is required to sell through a federally regulated supply chain, known as the three-tier system, and lawfully uses this system to carry out the retail availability and home delivery of its product. The Three Tier System is a federally regulated supply chain requiring that all alcoholic producers sell their products to a licensed wholesaler, who in turn must sell to a licensed retailer, who in turn are able to sell to consumers. So while consumers are the end users of our tequila, Ghost actually generates revenue through product sales to distributors.

Distributors place orders with suppliers, like Ghost, based on 1) growth estimates and 2) demand from retail accounts (e.g., liquor stores) and on-premise accounts (e.g., restaurants, neighborhood bars). Retail and on-premise accounts order from the wholesaler for multiple reasons, most usually because a brand 1) fulfills a specific product need 2) provides the right value for cost or 3) satisfies consumer demand (e.g., people ask for it).

While we directly earn revenue from licensed wholesalers, our success is based on the demand we generate across each tranche of the three-tiered system (wholesaler, retailer, consumer); each tranche requires a different marketing, sales and outreach strategy in order to optimize earnings potential. Typically, the more popular a brand becomes over time, the greater its ability to impact higher levels of the value chain. A small brand has the ability to speak directly to and sample new consumers without many obstacles. Over time, and once a certain amount of consumer demand is present, retailers begin to take notice and order the product with less significant account-based sales and marketing investment needed to impact decision-making. When enough brand saturation has occurred in retail environments, wholesalers begin to take notice and provide more resources by way of representative support and significant inventory purchases to flood the market with the brand. This phenomenon underscores the important of social proof as it relates to product purchase, as wholesalers and accounts need assurances that there is enough demand to justify the risk of purchasing a given amount of product.


VALUE CHAIN
1
Ghost produces tequila.
2
Wholesalers purchase product from Ghost...
3
...who sell to retail stores and on-premise accounts...
4
...who then sell to the consumer.
GHOST TEQUILA
$
WHOLESALER/ DISTRIBUTOR
$$
RETAIL
Liquor stores
Chains (e.g., BevMo)
$$$
CONSUMER
$$
ON-PREMISE
Restaurants
Bars
$$$
CONSUMER

Value Chain amongst the Three-Tiered Model of Distribution

Progress

How Ghost Tequila is uniquely positioned to attack the Three-Tiered Model

Customer acquisition and revenue growth in the world of alcoholic spirits relies on a tailored marketing, sales and outreach strategy for each tranche of the three tier system. Due to the legal enforcement of this system, no spirits brands can credibly grow by neglecting any one tranche (for instance, by selling direct to consumer from their own warehouses, thereby cutting out the wholesaler and retailer).

Having to play within the bounds of this system presents a serious obstacle for new brands that have not found a way to navigate within the respective battlegrounds of the wholesaler and account arenas. Larger brands can present larger incentives and resources than smaller brands to occupy the attention of wholesalers, and have the distribution, event budget and ad spend to maintain strong awareness amongst retailers and consumers. And while this is no doubt a challenge, Ghost is intentionally and uniquely positioned to cater to all three of these audiences by way of our product, brand, tactics and organization.

How Ghost Acquires New Consumers

Our customer acquisition strategy relies on many different tactics, but ultimately our goal is simple: to increase meaningful consumer awareness, trial and loyalty. As a completely unique product that fulfills a real need amongst margarita lovers and tequila drinkers, our core messaging strategy is to increase the awareness that our brand/product exists and comprehension of what it delivers. Unlike launching a new brand in vodka, rum, whiskey (to name a few), we are launching a brand in an almost completely undefined category: 100% agave spicy tequila. It's for this reason we do not consider the exorbitant list of 3-variant (blanco, reposado, anejo) tequilas a meaningful part of our competition.

One would be hard pressed to walk into any tequila bar (or any cocktail bar, for that matter) and not see a spicy margarita or tequila cocktail on menu. In many instances, consumers don't feel the need to ask for a specific brand when ordering these drinks because no brand - before us - has made the attempt to claim the category. Whereas a Casamigos or a Patron may be featured in a spicy margarita or include a recipe in their website/advertising, the spicy margarita is our chief focus in marketing, public relations and every form of consumer outreach. The widespread popularity of the cocktail underscores its incumbent demand, which means we have a built in audience of consumers that simply need to understand we exist. Beyond communicating our product benefits, we've built a youthful, fun and modern brand to complement this disruptive category entrant, which is intended to further drive customer loyalty and migrate broader, less-specific audiences (tequila drinkers, spicy food lovers, millennials) into the fold.

Beyond simply crafting and executing on-point messaging to attract consumers, we rely heavily on bartender outreach to cultivate brand ambassadorship at the point of purchase. Our motto is "born in a bar, not a boardroom," which speaks to how we were founded and our promise to celebrate the service industry people and mentality that make it possible for nightlife to exist. Our bartender outreach efforts include featuring these professionals in our digital content, conducting staff education sessions, and providing a high touch sales mentality that large suppliers simply do not provide. Part of our success in this aspect of our strategy has to do with hiring sales professionals that have either or are currently working in the bar industry. The other part of it is a conscious and authentic focus on their needs, ways of working and respect for their time.

Having discussed the intention behind the strategy, the execution now comes into play, and relies on many of the different tactics that big industry players - and CPG brands at large - employ. These tactics include:

- **Advertising:** Digital (PPC, Display, Advertorial, Native, etc.), Paid/Organic Social, Influencer, Radio, Podcast, OOH.
- **Ambassador Program:** Hiring bartenders and consumer advocates as part time ambassadors to provide bar spends and generate social content.
- **Bartender Outreach Program:** Creating a high touch relationship between Ghost sales professionals and bartenders, and celebrating bartenders through social content, events, etc.
- **Public Relations:** Leveraging the expertise and skill of our in-house public relations consultant (Greg Cohen, formally of Patron) to secure high impact coverage from top national and local publishers.
- **Events:** Identifying and taking part in brand-aligned events (taco, tequila, margarita, spicy food and music festivals) that allow for direct consumer contact and sampling while driving home the product and brand messaging.
- **Sampling Programs:** Employing staffing agencies to set up sampling promotions at liquor stores and on-premise accounts within core markets.
- **Targeted Account Distribution:** Identifying the right accounts to sell the product through, based on consumer and brand alignment (e.g., a cantina will usually make a stronger fit than an Irish pub). Targeted account distribution has the additional benefit of eliminating wasteful allocation of marketing and sales resources where chance of opportunity is low.
- **Merchandise:** A substantial amount of our marketing budget is allocated towards high quality merchandise for bartenders and consumers who demonstrate an excitement about the brand. Anecdotally, our merchandise has been described as the best in the industry because of its quality and wearability. Merchandise not only strengthens consumer loyalty but gives an additional boost in advertising.


CUSTOMER ACQUISITION STRATEGY
Bartender Outreach, Menu Placements
Advertising
Digital (SEO, PPC, Display, Native),Social, Influencer, OOH, Radio, Podcast
Events
Branded Events, Trade Shows, Bar Takeovers, etc.
Public Relations, Celebrity Gifting
Brand Ambassadors, Affiliates.

Consumer Acquisition Strategy

How Ghost Acquires New Accounts

Without account distribution, it won't matter how successful a brand's marketing efforts towards consumers are. Therefore a key strategic pillar in our customer acquisition philosophy is creating demand amongst retailers to drive product, feature and menu placements - along with generating word of mouth and trial through recommendations.

Successful account outreach starts internally. As a brand started by a bartender that intentionally hires sales and marketing professionals with industry experience, our company has a unique advantage in striking authentic relationships with the gatekeepers of the nightlife that allows us to create an on-premise presence that would rival that of a much larger brand. By hiring industry, we also leverage built-in networks in our various local markets that provide easier sell-through opportunities and stronger brand loyalty. Additional outreach initiatives such as handing out merchandise (shirts, hats, branded barware), providing staff education sessions and offering opportunities for inclusion in our social content help to celebrate bartenders while also providing for greater consumer impact.

Relationships aside, we also understand the importance of analytics. With a high touch mentality, we record all sales visits on a CRM platform (Repsly) to keep up to date on meeting outcomes and future visits, logging details such as person met, date, time, discussions had, programming in place and notes for future visits. All of these efforts culminate in strong brand presence and bartenders providing genuine recommendations to consumers about "the Ghost margarita" and other Ghost-inspired cocktails, whether they be on or off menu.


Repsly
Activities
Actions
Reports
Map
Satellite
United States
10
1509
2202

Repsly location reporting from June 1st 2018 to July 31st 2018


How many times have you been to this account prior?
MANDATORY
0 - It's my first time
1-2 times
3-5 times
Over 5 times
ADD ANSWER
What was the purpose of the visit?
MANDATORY
Cold Call
Check-in/Catch-up
Sample/Merchandise Drop-off
Event/Tasting/Promotion

Repsly form question example, required to be completed by all sales personnel

Off-premise, such as in liquor stores, we leverage in-person sales visits, features and partnerships with trade publications, social media marketing, and public relations to spread awareness amongst owners and operators. Promotional efforts, such as display material (branded shelf placards, case displays, etc.) and sampling programs are well-received by retail owners as they demonstrate a strong commitment from Ghost to educate consumers and move product.


GHOST
TEQUILA
FOR THE PERFECT SPICY MARGARITA
Sale

To ensure that any promotional person hired to sample the product acts as a responsible and engaging steward of the brand, we require a 100% pass rate on brand quizzes before any sampling is conducted. Quizzes are based on educational retail handouts provided in advance to promotional subcontracted employees.


GHOST
TEQUILA
Fail-Proof Retail Tasting Manual
We are Ghost Tequila.
And we're thrilled to work with you.
Now let's make it rain in retail.



Optics

We may be a tequila company, but that doesn't mean we can't have our sh*t together. In the world of retail sampling, a clean and thoughtfully-designed tasting space can mean the difference between a successful night and a failed attempt.

To help make the perfect display, we've designed a fail-proof kit (read: your new best friend):

Ghost Tequila Retail Tasting Kit Contents

- 1 bar mat
- 50 Ghost product information cards
- 200 Ghost retail cards
- 100 stickers
- 1 ice bucket
- 1 pair tongs
- 1 plastic drink dispenser

Note: Occasionally, swag (i.e., hats, t-shirts, bandanas) will be available as handouts. Be sure to ask your rep/agency regarding availability.

Pages from Tasting Kit Manual provided to all promotional subcontractors working on behalf of Ghost


9→ Why is it important that Ghost is 100% Agave? *
A 100% agave means high quality and no additives
B The more agave, the more alcoholic the tequila
10→ How should you generally conduct yourself when representing Ghost in retail? *
A Be quiet, stand still and always wait for people to come to you
B Have fun, bring the spunk, and reach out to consumers with the confidence of a goddamn superhero

Sample questions from Ghost Retail Execution quiz administered to all subcontractors pre-tasting

Beyond independent bars, restaurants and liquor stores, we've also seen tremendous success with chain stores, both on and off premise. Chain locations are the holy grail for any young brand as they almost overnight extend our geographic footprint and, following a successful pilot period, a steady number of case depletions each month. At the time of this writing, we've seen success in massive off premise chains as BevMo, Total Wine and Spirits and Whole Foods. On premise, we are currently focused on expanding our relationship with chains such as AppleBees, Marriott, Cinemark, House of Blues, W Hotels, Hilton and Harrah's.


ON PREMISE CHAIN CURRENT PROGRAMMING
RETAIL CHAIN CURRENT PROGRAMMING

Current programming (i.e. menu placements) with national/chain accounts throughout the US

How Ghost Works with Wholesalers


CURRENT/PLANNED DISTRIBUTION AND WHOLESALER PARTNERS
Core growth markets - New England, Texas and California - provide the majority of volume. Launching Florida and New York in 2019. Tertiary markets allow us to take advantage of major deals with national/chain accounts and access other significant volume opportunities.
CORE MARKETS
NEW ENGLAND
TEXAS
CALIFORNIA
MARKET EXPANSION
FLORIDA
NEW YORK
TERTIARY MARKETS
LOUISIANA
COLORADO
REPUBLIC NATIONAL
HORIZON

Current and planned distribution in 2019 with wholesaler partners for current markets

The wholesaler makes it possible for retail accounts to sell alcohol and consumers to buy it. Working with an established wholesaler comes with numerous benefits, including enhanced coverage (of accounts), scale (of representatives working on behalf of a brand), and experience. Bigger is better when selecting wholesalers to work with; the majority of retail accounts in major markets choose to work with the largest players due to speed, ease and routine.

Alcoholic beverage wholesalers make money by reselling brands they've purchased for a higher markup to retail and on-premise accounts, who in turn sell to consumers for a higher margin. Portfolios tend to be vast, covering all alcoholic beverage categories, price points and brand sizes. Two predominant functions of the wholesaler relate to product warehousing and product sales. In order to sell product, wholesalers rely on teams of representatives who visit accounts, meet with decision-makers (such as a beverage director) and take orders. The more popular a brand is, the more willing a wholesaler is likely to devote resources in support of selling the brand. Conversely, the more unproven a brand is, the less likely a wholesaler is to pay attention. This simple fact is one of the main suspects behind why many startup brands fail.

When we first started Ghost, we largely had to rely on ourselves to introduce our product to retailers. As an unproven brand, we lacked a strong incentive for wholesaler representatives to keep us top of mind on their daily visits to new accounts, despite how intrigued they were about our proposition and opportunity. With minimal wholesaler support, we managed to secure over a 1000 accounts between Massachusetts and Louisiana by simply knocking down doors, leveraging relationships and staying hungry. These efforts translated to over 1,400 case depletions - a feat many wholesalers representatives didn't believe was possible.

In our second year of operations, the situation changed drastically. Proof points such as Year 1 sales, account requests for product, word on the street and brand awareness from events and digital advertising eventually got the attention of our wholesaler partners, who started to dedicate significant resources to selling the brand into their respective account circuits. Additional tools such as wholesaler incentives, brand presentations, case deals (the deals wholesaler reps are able to offer accounts based on larger orders) all helped to propel our brand momentum, resulting in 5,000 case depletions in our second year. In our major markets, we had provided proof of concept - Ghost was a viable, thriving brand that had not only converted consumers and won over the bars, but proved itself to be a lucrative, dependable part of a wholesalers portfolio.

Going forward, we expect to leverage our past successes, experience and brand momentum to drive even greater relationships and results with our wholesaler partners (RNDC in TX, Young's in CA, Horizon in MA). A newly committed Chief Sales Officer, with experience running national sales for some of the nation's largest tequila brands, will further ramp up wholesaler support by leveraging relationships and expertise to free up resources and inspire representative action. Focused incentive programs will drive account density, presence in high volume accounts, chain account placement and cost effective programming. Renewed internal protocol will enforce constant communication between GHOST sales and external wholesaler representatives regarding goal planning, seasonal support and brand campaigns. New planned hires also have proven experience working with and within wholesaler organizations, eliminating training time and reducing investment in new relationships.

Success

- Sold 5,000 cases in second year of operations (as of Oct 18), equivalent to 1,000,000 Ghost cocktails drinks, making Ghost a top 53 national tequila brand in two short years.
- Raised $3M from reputable angel investors to fund the early stages of the company, including product development, sales and marketing payroll, programming, advertising and event execution.
- Saw 120% depletion growth, 160% sales growth, and 53% reorder rate (vs. 10-20% average for new brands) in second year of operation (as of Oct 18).
- Expanded regional chain presence to BevMo, Total Wine and Spirits, Applebee's, Marriot, The W Hotel, Cinemark, Cinepolis, Whole Foods, House of Blues, Hilton and Harrah's
- Won numerous awards including gold at Los Angeles 2018 International Spirits Competition, Top Taco, Tequila Aficionado, Zestfest and Silver at The SIP Awards, the only internationally recognized consumer judging spirits competition.
- Attracted some of the best industry veterans as advisors including John McDonnell, ex COO of Patron and now MD Tito's International, Tim Hassett, the ex president of Beam Americas, Steve Fechheimer, ex head of Global Strategy for Beam/Suntory and Jon Potter who held CMO roles with Diageo, Moet Hennessy, and most recently Boston Beer.
- Featured in top publications including Forbes, Bloomberg, Improper Bostonian, Americaninno and Boston.com



UNPRECEDENTED GROWTH FOR A TWO YEAR OLD BRAND
Ghost Tequila has joined an exclusive group of US Tequila brands in two short years – faster than nearly all brands to reach this milestone.
Only 53 tequila brands sold over 5,000 cases last year.
5,000 cases of Ghost were sold in just our second year of operation.
Ghost has achieved a re-order rate of over 50% versus 10-20% for new brands.
377
Tequila Brands Registered in the USA
53
Tequila Brands Selling 5K Cases (9L) Nationally1
1,400
Year 1 GHOST Sales2
5,000
Year 2 GHOST Sales2
10-20%
Industry Re-Order Rate for New Brands
53%
GHOST Re-Order Rate in Year 2
1. Beverage Information Group Liquor Handbook 2. Based on time in market, not calendar

Press mentions:

- Ghost Tequila Fills Advisory Board with High Profile Spirits Industry Names - Just Drinks, Dec 21, 2018
- What To Drink Now: Halloween Cocktails – D Magazine, Oct 26, 2018
- Top Tequilas To Drink This Autumn – Forbes, Oct 9, 2018
- 3 Hot Tequila Cocktails to Spice Up Your Summer – CultureMap Dallas, Aug 22, 2018
- Liquor Brand Tries to Cheer up Blake after heartbreaking 'Bachelorette' – WGNO, Aug 7, 2018
- How to use Social Media to Launch a Tequila Brand – Convince&Convert.com, Mar 3, 2018
- How Ghost Tequila's Founder and CEO Chris Moran is Shaking Up the Tequila World – Forcebrands.com, Feb 26, 2018
- How Two Boston Brand Builders Are Winning in the Booze Business – Repsly.com, Nov 29, 2017
- Ghost Tequila: Scary Good – Caught in Southie, Aug 16, 2017
- The Rise of Ghost Tequila – Bloomberg.com May 23, 2017
- Man Cave: Ghost Tequila – Liquor.com, Dec 22, 2016
- Ghost Tequila is the Hottest New Booze Brand – AmericanInno.com, Nov 16, 2016

KPIs

- **Case Sales:** Number of 4.5L 6 pack cases sold to wholesalers
- **Case Depletions:** Number of 4.5L 6 pack cases sold (or depleted) at accounts like restaurants, bars and liquor stores
- **Account Placements:** Number of on-premise (bars, restaurants) and package (retail, liquor store, chains) stores carrying Ghost
- **Menu Placements:** Number of accounts that list Ghost on a cocktail menu (feature, seasonal menu, permanent menu)
- **Product Reorders:** Percentage of accounts in the last twelve months that ordered more than once (beyond initial placement)
- **Social Media Growth and Engagement:** Likes, shares, followers on social platforms like Facebook and Instagram
- **Press Coverage:** Number of "Ghost Tequila" mentions in popular web and print articles


YOY GHOST SALES
5,000
1387
Year 1 Sales
Year 2 Sales
CATEGORY THRESHOLDS
377
53
Tequila Brands Registered in the USA
Tequila Brands Selling 5K Cases (9L) Nationally*
*Beverage Information Group Liquor Handbook 2017, Nielsen Data as of 8/12/2017

Team

The team behind Ghost came together to achieve a common goal: create the next great tequila brand, accessible to everyone. Respectively, they are a skilled mixologist, a successful entrepreneur in the wine and spirits industry, an ex-global marketer for the world's largest alcohol company, and top tier financial industry veteran with over 40 years experience. Collectively, they are the A-Team of the liquor industry.

Chris Moran Founder, CEO

Moran is a talented mixologist with 10+ years of bartending experience in Alaska, Boston, and the Virgin Islands. Not your typical service industry veteran, he holds a bachelors degree from the University of Massachusetts in finance and economics. Before dreaming up the recipe for Ghost, Moran worked as a financial consultant. An entrepreneur himself, he also co-founded his own tech startup.

David Gordon President, Founder

Hailing from Massachusetts, Gordon comes from a family of entrepreneurs. Most notably, he operates Gordon's Fine Wines and Liquors, a highly successful, 85 year old, retail chain in the Boston area. David has lead the company to double revenue in the last 10 years as the company develops into complementary businesses. David is also an investor, advisor and consultant to several companies including Drizly and Kuvee. David has very deep roots both nationally and internationally in the alcohol beverage space.

Nick Hasselberg VP Marketing

Nick is a brand, marketing and data analytics specialist with extensive experience in the alcohol vertical and a passion for consumer strategy. Nick started his career as a Mergers and Acquisitions analyst for UBS Investment Bank. Following a pivot to marketing, he led the development of AB-InBev's global consumer segmentation and millennial recruitment strategy, having worked closely with the organization's CMO and Global Head of Insights. Nick earned dual bachelors in Psychology and Economics at Harvard and achieved All Ivy Honors as a linebacker for The Crimson.

David Moran CFO

During a career that spans over 40 years in both commercial and federal government environments, Moran has developed a respected reputation as an accountant, financial executive, and management consultant. His experience has focused on providing value added services that help clients and his previous employers solve difficult problems, improve performance and achieve desired results. Moran has provided financial management consulting services to clients in a variety of industries, including federal government contracting, advertising and entertainment – among others. Under a consulting agreement beginning in January 2009, Moran provided CFO consulting services to Cape Fox Corporation (CFC), a multi-subsidiary Alaska Native Corporation with extensive 8(a) government contract operations and annual revenue in excess of $200 million. Prior to launching his consulting career, Moran held a variety of senior financial management positions. His early experience included nearly 15 years as a financial executive for high-technology manufacturing firms in California's Silicon Valley.

Advisors and Investors



Jon Potter
Former Chief Marketing Officer of Boston Beer Co. and Diageo N.A.



Tim Hassett
Former President Americas of Beam Suntory



Steve Fechheimer
Chief Executive Officer at New Belgium Brewing



James Espey
Launched Malibu Rum, Johnnie Walker Blue Label and Chivas Regal 18

Use of Proceeds

- Geographic expansion

- Expand sales and marketing initiatives
    - Sales staff
    - Market and account support
    - Bartender outreach program
    - Content production and promotion
    - Branded events
- Scale production and inventory
- Wholesaler programming
- Sales incentives

Be a Part of Ghost Tequila

This is an offering of Common Stock, under registration exemption 4(a)(6), in GT Spirits Inc, doing business as Ghost Tequila. This offering must raise at least $10,000 by April 27, 2019 at 12:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Ghost Tequila may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

34,584,144 shares × $0.50 per share
= $17,292,072 implied valuation

Pitch Deck



GHOST
TEQUILA
BRAND INTRODUCTION
2019



THE OPPORTUNITY
HIGH GROWTH CATEGORY
Tequila is the fastest growing spirit category globally (Shanken).
The margarita is the #1 cocktail in the US; 60% of on-premise cocktail drinkers have 1 weekly. 4M made everyday (Nielsen).
The spicy margarita was the top trending drink in 2018 (CNBC).
CATER TO EVOLVING TASTES
US demand for spicy food and drink have grown exponentially since 2007 (Kalsec).
90% of US consumers enjoy spicy food or beverages; one in four US consumers eats more spicy food than they did last year (Kalsec).
SATSIFY UNMET NEEDS
One in every eight margaritas consumed on premise is made spicy (IWSR).
Spicy margaritas are almost always made from scratch; infusions can be inconsistent and costly in terms of labor and sourcing.
US Tequila Sales (1,000 9L Cases)
US Kalsec HeatSync Heat Index
Product Launches with Hot and Spicy Flavors
One in every eight margaritas ordered on-premise is made spicy
2



INTRODUCING GHOST TEQUILA
A perfected balance of all-natural, quality ingredients: 100% Agave Tequila and a splash of spice.
Designed for delicious and consistent spicy cocktails (especially margaritas, Palomas and Bloody Marias), GHOST also makes for an incredibly smooth shot by removing the traditional tequila burn.
Exhilarating, yet manageable heat coupled with premium smoothness, all at an affordable price point attractive to both tequila aficionados and novices alike.
Capitalizes on the growing demand for spicy cocktails on-premise while streamlining labor and sourcing costs for bars stuck doing their own infusions.
New flavor sensation and lifestyle focus speaks to millennial audience and delivers on evolving American taste for spicier food and beverage.
The only spirit in the alcohol category with an exclusive trademark on the "GHOST" name
PRODUCT SPECIFICATIONS
100% Agave
Hecho en Mexico
Spicy
80 Proof
$26.99-$29.99 SRP
Blanco
GHOST
3

UNPRECEDENTED GROWTH FOR A TWO YEAR OLD BRAND

Ghost Tequila has joined an exclusive group of US Tequila brands in two short years – faster than nearly all brands to reach this milestone.

Only 53 tequila brands sold over 5,000 cases last year.

5,000 cases of Ghost were sold in just our second year of operation.

Ghost has achieved a re-order rate of over 50% versus 10-20% for new brands.

(A re-order rate is the percentage of accounts in the last twelve months that ordered more than once, or beyond initial placement)


377
Tequila Brands Registered in the USA
53
Tequila Brands Selling 5K Cases (9L) Nationally[1]
1,400
Year 1 GHOST Sales[2]
5,000
Year 2 GHOST Sales[2]
10-20%
Industry Re-Order Rate for New Brands
53%
GHOST Re-Order Rate in Year 2

1. Beverage Information Group Liquor Handbook 2. Based on time in market, not calendar

WHY TOP INDUSTRY TALENT IS GETTING INVOLVED WITH GHOST TEQUILA



"The spirits world/ business model is simple to understand intellectually, but very difficult to synchronize distributor, customer, gatekeeper and consumer engagement simultaneously…it is why so many brands fail.

Chris and David are very adept at doing this and have assembled a great advisory staff to help augment their expertise."

-Tim Hassett,
Former President Americas,
Beam Suntory

"I liked the name Ghost and the concept of spiced Tequila to appeal to millennials who are seeking to create their own style in cocktails or straight drinks.

Great brands are created by people who can make it happen, which is why I decided to back Chris Moran, John McDonnell and the team."

-Dr. James Espey OBE,
Launched Malibu, Johnnie Walker Blue, Chivas Regal

"I've spent my entire career in the alcoholic beverage space, and the brands that are always most successful are those that have created something truly unique and innovative.

That's exactly what Ghost Tequila has done, in one of the most exciting categories in the industry."

-Greg Cohen,
Former VP Corporate Communications, Patron

"On meeting [Ghost co-founder] Chris Moran I was immediately impressed with him, why he started Ghost, and the quality of the product.

Ghost plays straight into a growing consumer opportunity for premium, unique and spicy cocktails."

-Jon Potter,
Former CMO,
Boston Beer Co. and Diageo NA

"Ghost Tequila is a perfect brand and spirit to capitalize on today's drink trends. I'm excited to be part of the spicy side of life!"

-Steve Fechheimer
CEO, New Belgium Brewing

MEET THE TEAM

The team behind Ghost came together to achieve a common goal: to create the next great tequila brand. Respectively, they are a skilled mixologist, a successful entrepreneur in the wine and spirits industry, an ex-global marketer for the world's largest alcohol company and a financial industry veteran with over 40 years experience. Collectively, they are the A-Team of the liquor industry.

CHRIS MORAN

Moran is a talented mixologist with 10+ years of bartending experience in Alaska, Boston, and the Virgin Islands. Not your typical service industry veteran, he holds a bachelors degree from the University of Massachusetts in finance and economics. Before dreaming up the recipe for Ghost, Moran worked as a financial consultant. An entrepreneur himself, he also co-founded his own tech startup.

DAVID GORDON

Hailing from Massachusetts, Gordon comes from a family of entrepreneurs. Most notably, he owns and operates Gordon's Fine Wines and Liquors, a successful, 84 year old, retail chain in the Boston area. David has lead the company to double revenue in the last 9 years as the company develops into complementary businesses. David and his family are also investors and advisors to several companies including Drizly and Kuvee. David has very deep roots both nationally and internationally in the alcohol beverage space.

NICK HASSELBERG

Nick is a brand, marketing and data analytics specialist with extensive experience in the alcohol vertical and a passion for consumer strategy. Nick started his career as a Mergers and Acquisitions analyst for UBS Investment Bank. Following a pivot to marketing, he led the development of AB-InBev's global consumer segmentation and millennial recruitment strategy, having worked closely with the organization's CMO and Global Head of Insights. Nick earned dual bachelors in Psychology and Economics at Harvard and achieved All Ivy Honors as a linebacker for The Crimson.

DAVID MORAN

During a career that spans over 40 years in both commercial and federal government environments, Moran has developed a respected reputation as an accountant, financial executive, and management consultant. His experience has focused on providing value added services that help clients and his previous employers solve difficult problems, improve performance and achieve desired results. Moran has provided financial management consulting services to clients in a variety of industries, including federal government contracting, advertising and entertainment – among others. Under a consulting agreement beginning in January 2009, Moran provided CFO consulting services to Cape Fox Corporation (CFC), a multi-subsidiary Alaska Native Corporation with extensive 8(a) government contract operations and annual revenue in excess of $200 million. Prior to launching his consulting career, Moran held a variety of senior financial management positions. His early experience included nearly 15 years as a financial executive for high-technology manufacturing firms in California's Silicon Valley.

WORLD CLASS BOARD MEMBERS, ADVISORS AND HIRES

OUR SECRET WEAPONS

SINCE 2017 | STARTING 2019

MARKETING STRATEGY | PUBLIC RELATIONS | NATIONAL SALES


JOHN MCDONNELL
Managing Director International at
Tito's Handmade Vodka
TIM HASSETT
Former President Americas at
Beam Suntory
STEVE FECHHEIMER
Chief Executive Officer at
New Belgium Brewing
JAMES ESPEY
Responsible for Launching
Malibu
Blue Label
JON POTTER
Former Chief Marketing Officer at
BOSTON BEER CO
DIAGEO NORTH AMERICA
GREG COHEN
Former VP Corporate Communications at
TEQUILA PATRÓN
ANDREW TEUBNER
Former VP National US Sales at
TEQUILA PATRÓN

THE A-TEAM IN LIQUOR

- Composed of a skilled mixologist, a successful entrepreneur in wine/spirits, and former global marketing consultant for AB InBev.
- Advised by top names in the industry, including the MD international for Tito's Vodka, former President Americas at Beam Suntory, CEO of New Belgium Brewing and former CMO of The Boston Beer Co. and Diageo NA.

HIGH GROWTH CATEGORY

- Tequila is the fastest growing spirit category in the US.
- The margarita is the #1 cocktail in the US; 60% of on-premise cocktail drinkers had one in the last week (Nielsen).
- The spicy margarita was the top trending drink in 2018 according to Adweek, Vinepair, CNBC and Eater.

DELIVERS ON EVOLVING TASTES

- Heat is the new sweet; US demand for spicy food and drink have grown exponentially since 2007 (Kalsec).
- 90% of US consumers enjoy spicy food or beverages (Kalsec).
- One in four US consumers eats more spicy food than they did last year (Kalsec).

SATISFIES UNMET NEEDS

- One in every eight margaritas consumed on premise is made spicy.
- Spicy margaritas are almost always made from scratch; infusions can be inconsistent and costly.
- Ghost provides a consistent, ready-to-go solution for countless bars and Do-It-Yourself at home

GHOST TEQUILA

"THE PERFECT STORM"

INDUSTRY ALIGNMENT

- A significant portion of merchandising, promotional and advertising budget is directed towards celebrating industry influencers.
- Brand alignment with industry has created loyal advocates that create conversion on-premise and raises our credentials with consumers.

GUERILLA MARKETING STRATEGY

- We recruit, train and deploy teams of brand ambassadors to highly influential on-premise accounts.
- We invest heavily in all social media platforms to drive account traffic, brand engagement and online sales.

THE PRICE (POINT) IS RIGHT

- $26.99-$29.99 retail price point appeals to influential mass consumer targets including millennials and Hispanics.
- Significant price advantage over other premium tequilas and spirits in general.

PRODUCT VERSATILITY

- Smooth, sweet and spicy taste profile allows Ghost to elevate any cocktail.
- Shines as a base in atypical tequila cocktails (Negroni, Moscow Mule, etc.).
- Competes with both tequilas and traditional shooter brands.

OUR UNIQUE PROPOSITION HAS GARNERED COVERAGE FROM TOP PUBLICATIONS


Forbes

Top Tequilas To Drink This Autumn

Ghost Tequila

While I'm generally not a fan of flavored spirits in general, this unabashedly spicy example—the name is a reference to the notorious ghost pepper—has become a mainstay in my weekend Bloody Maria arsenal. I've had to dial down the amount of horseradish I use in my home-made bloody mix in order to account for the heat of this tequila, but the results are…well, haunting.

Bloomberg

Material World: The Rise of Ghost Tequila

Hot shots.

The Improper Bostonian

8. Summer is coming at Lincoln Tavern & Restaurant.

SHANKEN NEWS Daily

Ghost Tequila fills advisory panel with high-profile spirits industry names

The Boston Globe

Cool off with these essential summer cocktails

1.75 oz ghost tequila

WE LEAN ON THE COST EFFICIENCES OF DIGITAL MARKETING TO DRIVE MAXIMUM AWARENESS, AND HAVE BEEN MENTIONED BY TOP CELEBRITIES

LEVERAGING DIGITAL SCALE

+8,000,000 YTD Impressions on

IG FOLLOWERSHIP



2,000
2,200
3,000
3,500
4,000
5,000
6,000
8,100
9,384
Apr-18
May-18
Jun-18
Jul-18
Aug-18
Sep-18
Oct-18
Nov-18
Dec-18

ORGANIC INFLUENCER MENTIONS



ACTOR: GEORGE LOPEZ
IG FOLLOWERS: 1M
COST TO GHOST: $0



@ghosttequila

ARTIST: CHEAT CODES
IG FOLLOWERS: 235K
COST TO GHOST: $0



ARTIST: POST MALONE
IG FOLLOWERS: 10.4M
COST TO GHOST: $0

CURRENT/PLANNED DISTRIBUTION AND COMMERCIAL PROGRESS

ON PREMISE CHAIN CURRENT PROGRAMMING

OFF PREMISE CHAIN CURRENT PROGRAMMING



HORIZON

CORE MARKETS	MARKET EXPANSION	TERTIARY MARKETS
• NEW ENGLAND • TEXAS • CALIFORNIA	• FLORIDA • NEW YORK	• LOUISIANA • COLORADO

OUR 2019 GROWTH STRATEGY RELIES ON DRIVING DENSITY IN CORE MARKETS

MARKET CONTRIBUTION TO TOTAL CASE DEPLETIONS
2018 ACTUAL VERSUS 2019 PLAN



4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
2018
2019
N. England
Texas
California
Colorado
Florida
New York
Other

THESE VOLUME EXPECTATIONS ARE GROUNDED BY HISTORICAL ANALYSIS

Over two years of account level data has equipped us with the insight of knowing how programming investment (e.g., permanent menus, menu features, events, staff training, etc.) converts to case depletions, leading to precise goal setting and spending efficiencies.

The graph below highlights how many cases we can expect from accounts in each market based on the level of programming committed.

PREMISE TYPE	PROGRAMMING TYPE	NEW ENGLAND YTD AVG CASE/ACCOUNT	TEXAS YTD AVG CASE/ACCOUNT	CALIFORNIA YTD AVG CASE/ACCOUNT
On Premise	Programmed (Menu)	4.5	5.5	2.8
On Premise	Programmed (Feature, Seasonal, Other)	3.2	1.3	1.4
On Premise	Not Programmed	0.7	0.4	1.1
On Premise National Account	Programmed (Menu)	na	na	4.3
On Premise National Account	Not Programmed	na	na	2.1
Off Premise Chain Account	Not Programmed	na	na	1.4
Off Premise	Programmed (Tasting, Event, Other)	2.5	2.1	2.5
Off Premise	Not Programmed	1.3	1.0	2.1

WE ARE ENTERING OUR SECOND PHASE OF GROWTH WITH A NEW SET OF OBJECTIVES

	PHASE 1 0-5,000 cases Proof of Concept	PHASE 2 5,000-15,000 cases Establish dominance in core markets	PHASE 3 15,000 – 30,000 cases Become national mainstream brand
SALES	✓ Maximize new account visits ✓ Leverage existing relationships ✓ Build brand on-premise ✓ Gain local industry buy-in	• Increase influential account presence • More efficient support per account • Data-backed account selection and performance goal setting • Expand chain presence	Refine Strategy Replicate Successes Rollout Nationally
MARKETING	✓ Drive local awareness ✓ Maximize liquid to lips opportunities ✓ Establish social following ✓ Reinforce brand differentiation	• Drive regional familiarity • Stronger marketing-sales linkage • Data-backed marketing spend • Consistent brand ID and message	
WHOLESALER MANAGEMENT	✓ Introduce brand across teams ✓ Develop key relationships ✓ Install deals and incentives ✓ Prove brand viability	• Leverage brand performance and relationships for stronger support • Increase incentives and quotas • Constant contact and communication of successes/strategy	

PHASE 2 SALES STRATEGY

ADVANTAGE VERSUS PHASE I

- Proven account strategy based on two years of sales data and experience
- Ability to precisely measure quantity of placements and level of programming needed to hit volume goals
- Widespread familiarity and product knowledge amongst core market industry players (i.e., bar staff and owners)
- Codified sales, programming and hiring practices leading to more effective sales force

STRATEGY 2.0

Salespeople	Core Markets	Account Strategy & Support	Chain Accounts
• Sales hires have wholesaler experience and a proven track record of leveraging relationships to tap into more exclusive networks, affecting cost efficiencies and maximizing impact of support dollars.	• Majority of resources dedicated to building dense penetration, brand awareness and momentum in core markets (New England, California, Texas).	• We have identified the best accounts that drive awareness and volume for the brand. This data will be used to focus wholesalers and sales support to the right accounts to build volume.	• We now have the attention of big time chain accounts. Deepen relationships with key on- and off-premise chains (e.g., Total Wine, BevMo, Applebees) and leverage successes and brand awareness to enter relationships with new accounts.

PHASE 2 MARKETING STRATEGY

ADVANTAGE VERSUS PHASE I

- Clarity from consumers regarding optimal messaging and desired content
- Expert advisors from top industry players to consulting on strategy
- Optimized targeting strategy focusing on margarita drinkers and bar staff
- New systems to ensure marketing works lockstep with sales to maximize brand impact

STRATEGY 2.0

Packaging

- New bottle provides sleeker, simpler and more upscale look at a fraction of decorated bottle price
- Attractive to both bartenders and co-ed consumers alike

Positioning

- Shift away from "spicy people" to celebrating the balance of "working hard and playing hard" provides stronger appeal to 25-34 target
- Polished, more upscale positioning insulates against future price pressure

Execution

- Shift from experimental messaging to reinforcing consistent brand messaging through planned campaigns
- Media spend based on awareness goals derived from actual consumers needed to hit case targets.

Strategic Support

- Brought on Jon Potter, EX-CMO of Boston Beer Co. and Diageo NA, to provide strategic marketing support
- Brough on Greg Cohen, ex-Head of PR at Patron, to lead earned media efforts.

PHASE 2 WHOLESALER MANAGEMENT

ADVANTAGE VERSUS PHASE I

- Proved brand viability, gaining brand and performance recognition from all representatives in network
- Gained invaluable experience of wholesaler operations and ways of working
- Hiring sales employees with direct wholesaler experience able to affect wholesaler participation and enthusiasm for brand

STRATEGY 2.0

Chief Sales Officer

- Hired to ramp up wholesaler support by leveraging relationships and expertise to tap into traditionally reserved or dedicated wholesaler attention
- Oversees and streamlines sales processes, protocols, goals and communication

Focused Incentives

- Executing more focused incentives based on driving geographic density, volume account presence, chain placement and cost effective programming.

Leverage Progress in Planning

- leverage progress to date in goal planning, events, seasonal support and programming
- Coordinate wholesaler support with brand planning and campaigns

Constant Wholesaler Communication

- New sales hires required to have proven track record of wholesaler driven results
- Drastically increase time spent at wholesaler versus account visits
- Communication of successes and brand plans

PROJECTED GROWTH

WE ANTICIPATE CASE SALES EXCEEDING 100K 9L CASES IN 2022



140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
384
1,955
149%
4,776
157%
12,270
177%
33,960
120%
75,060
55%
116,640
CY 2016 - Q1
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021
CY 2022

FUTURE VALUE AND EXIT

The shortage of robust, independent Tequila brands with a proven track record of sustainable cases is the major reason Tequila is one of the most sought after spirits.



Pernod Ricard
2012/4
$5,700/Case



Constellation Brands
2014
$3,300/Case



DIAGEO
2017
$11,000/Case



BACARDI
2018
$4,500/Case

In the next 4-5 years, we anticipate Ghost to sell at a significant multiple of current value and to reach over $250M in valuation.

Per Case Multiple (USD)	Current	Year 1	Year 2	Year 2	Year 4
$2,000 Per Case	$9,552,000	$24,540,000	$67,920,000	$150,120,000	$233,280,000
$3,000 Per Case	$14,328,000	$36,810,000	$101,880,000	$225,180,000	$349,920,000
$5,000 Per Case	$23,880,000	$61,350,000	$169,800,000	$375,300,000	$583,200,000
Average Value (USD)	$15,920,000	$40,900,000	$113,200,000	$250,200,000	$388,800,000

KEY METRICS

	Actual CY 2016	Actual CY 2017	Forecast CY 2018	Forecast CY 2019	Forecast CY 2020	Forecast CY 2021	Forecast CY 2022
Cases Sold (9L)	384	1,955	4,776	12,270	33,960	75,060	116,640
Gross Revenue	$ 63,643	$ 345,182	$ 855,062	$ 2,282,220	$ 6,316,560	$ 14,411,520	$ 22,394,880
Year over Year Revenue Growth		442%	148%	167%	177%	128%	55%
Gross Profit	$ 23,338	$ 141,552	$ 290,442	$ 879,957	$ 3,393,344	$ 8,603,512	$ 13,439,471
Gross Profit %	36.7%	41.0%	34.0%	38.6%	53.7%	59.7%	60.0%
EBITDA	$ (357,718)	$ (1,290,313)	$ (2,129,802)	$ (1,293,534)	$ (1,171,902)	$ 2,909,731	$ 6,858,885
EBITDA as % of Gross Revenue	-562%	-374%	-249%	-57%	-19%	20%	30%
Net cash provided by operations	$ (430,128)	$ (1,279,308)	$ (1,774,218)	$ (2,257,745)	$ (1,175,984)	$ 2,085,078	$ 5,797,173
Net cash provided by financing activities	$ 445,802	$ 1,788,718	$ 1,295,119	$ 3,149,315	$ 4,000,000	$ -	$ -
Ending cash balance	$ 45,902	$ 555,311	$ 36,213	$ 843,468	$ 3,667,484	$ 5,702,562	$ 11,499,735

P&L FORECAST (USD)

	Actual CY 2016		Actual CY 2017		Forecast CY 2018		Forecast CY 2019		Forecast CY 2020		Forecast CY 2021		Forecast CY 2022	
Case Sales (9L)	384		1,955		4,776		12,270		33,960		75,060		116,640	
Average selling price (ASP)	$ 165.74		$ 175.58		$ 179.66		$ 186.00		$ 186.00		$ 192.00		$ 192.00	
GROSS REVENUE	$ 63,643	100.0%	$ 345,182	100.0%	$ 855,062	100.0%	$ 2,282,220	100.0%	$ 6,316,560	100.0%	$ 14,411,520	100.0%	$ 22,394,880	100.0%
Less: Excise Taxes	(9,882)	-15.5%	(49,686)	-14.4%	(122,637)	-14.3%	(315,094)	-13.8%	(872,093)	-13.8%	(1,927,841)	-13.4%	[illegible]	-13.4%
NET REVENUE	53,762	84.5%	295,496	85.6%	732,425	85.7%	1,967,126	86.2%	5,444,467	86.2%	12,483,679	86.6%	[illegible]	86.6%
Cost of Good Sold	30,445	47.8%	153,944	44.6%	441,983	51.7%	1,087,168	47.6%	2,051,123	32.5%	3,880,467	26.9%	[illegible]	26.6%
Gross Profit	23,338	36.7%	141,552	41.0%	290,442	34.0%	879,957	38.6%	3,393,344	53.7%	8,603,512	59.7%	13,439,471	60.0%
Operating Expense														
Sales & Marketing Expense	131,158	206.1%	895,871	259.5%	1,903,721	222.6%	1,901,500	83.3%	3,959,016	62.7%	5,000,000	34.7%	6,000,000	26.8%
General & Administrative Expense	249,898	392.7%	535,938	155.3%	516,567	60.4%	382,993	16.8%	650,000	10.3%	800,000	5.6%	1,000,000	4.5%
Total Operating Expenses	381,056	598.7%	1,431,809	414.8%	2,420,288	283.1%	2,284,543	100.1%	4,609,016	73.0%	5,800,000	40.2%	7,000,000	31.3%
Operating Income (loss)	(357,718)		(1,290,257)		(2,129,846)		(1,404,586)		(1,215,674)		2,803,512		6,439,471	
Other Income/Expense														
Interest Expense	(9,715)	-15.3%	(52,768)	-15.3%	(17,057)	-2.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Interest Income	-	0.0%	-	0.0%	-	0.0%	135,852	6.0%	38,108	0.6%	100,596	0.7%	213,790	1.0%
Total Other Income/Expense	(9,715)		(52,768)		(17,057)		135,852		38,108		100,596		213,790	
Pretax Income (loss)	$ (367,434)	-577.3%	$ (1,343,112)	-389.1%	$ (2,146,902)	-251.1%	$ (1,268,733)	-55.6%	$ (1,177,566)	-18.6%	$ 2,904,097	20.2%	$ 6,653,221	29.7%
Income tax (benefit) - TBD	-		-		-		-		-		-		-	
NET INCOME	$ (367,434)	-577.3%	$ (1,343,112)	-389.1%	$ (2,146,902)	-251.1%	$ (1,268,733)	-55.6%	$ (1,177,566)	-18.6%	$ 2,904,097	20.2%	$ 6,653,221	29.7%
EBITDA	$ (357,718)		$ (1,290,313)		$ (2,129,802)		$ (1,293,534)		$ (1,171,902)		$ 2,909,731		[illegible]	

CASH FLOW FORECAST (USD)

	Actual CY 2016	Actual CY 2017	Forecast CY 2018	Forecast CY 2019	Forecast CY 2020	Forecast CY 2021	Forecast CY 2022
Cash Flows from Operating Activities							
Net income	(357,434)	(1,342,142)	(2,144,903)	(1,298,730)	(1,177,566)	2,904,067	6,653,271
Adjustments for differences between							
income and cash flows:							
Depreciation & amortization	44	44	44	5,186	5,605	5,605	5,605
Change in accounts receivable	(21,363)	(68,252)	(25,645)	(360,720)	(310,034)	(396,005)	(584,250)
Change in loans	(43)	-	43	-	-	-	-
Change in employee advance	300	(4,270)	(3,043)	7,013			
Change in inventory	(138,318)	(41,826)	(17,509)	(62,217)	(423,392)	(434,243)	(408,144)
Change in prepaid expenses	(1,300)	(15,547)	(5,075)	4,580	5,601	7,195	-
		-	-	-	-	-	-
Change in accounts payable	75,457	98,300	492,722	(552,654)	624,332	520,407	576,962
Change in accrued liabilities	21,826	86,225	(67,581)	(10,000)	-	-	-
Change in income tax liability	-	-	-	-	-	-	-
Net cash provided by operating activities	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Cash Flows from Investing Activities							
Purchase of fixed assets	-	-	-	-	-	-	-
Intellectual property	(953)	-	-	(84,315)	-	-	-
Net cash provided by investing activities	(953)	-	-	(84,315)	-	-	-
Cash Flows from Financing Activities							
Beginning balance	100						
Issuance of preferred stock		1,438,524	1,255,119	3,315,000	4,000,000	-	-
Issuance of common stock	247,377	704,911	-	-	-	-	-
Buy back of treasury stock			-	(165,685)	-	-	-
Issuance of Convertible Notes Payable	438,300	(438,300)	-	-	-	-	-
Accrued interest - convertible notes	-	(8,717)	-	-	-	-	-
Line of Credit	-					-	-
Payments on long-term debt	-	-					-
Net cash used in financing activities	685,177	1,788,718	1,255,119	3,149,315	4,000,000	-	-
Net Change in Cash	18,802	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Cash at beginning of period	-	18,802	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Cash at end of period	18,802	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

Information provided in our financial projections are considered forward-looking statements, which reflect management ' s current view with respect to future events and the Company ' s performance. Such forward-looking statements include assumptions with respect to market size and acceptance, revenues and earnings, marketing and sales strategies, and business operations. The Company operates in a highly competitive business environment. The Company ' s business is and will continue to be affected by government regulation, economic, political and social conditions, consumer response to new and existing products and services, technological developments and the ability to protect intellectual property rights. The Company ' s actual results could differ materially from management ' s expectations because of changes in such factors. Other factors and risks could also cause actual results to differ from those contained in forward-looking statements. Due to such uncertainties and the risk factors set forth herein, prospective investors are cautioned not to place undue reliance upon such forward-looking statements.

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